As filed with the Securities and Exchange Commission on May 7, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OCEANEERING INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2628227 (I.R.S. Employer Identification Number)
11911 FM 529 Houston, Texas (Address of Principal Executive Offices)	77041 (Zip Code)

2010 INCENTIVE PLAN OF OCEANEERING INTERNATIONAL, INC.
(Full title of the plan)

George R. Haubenreich, Jr.
Senior Vice President, General Counsel and Secretary
Oceaneering International, Inc.
11911 FM 529
Houston, Texas 77041
(Name and address of agent for service)
Telephone number, including area code, of agent for service: 713-329-4500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum offering	Proposed
Title of securities to be	registered	price per share	maximum aggregate	Amount of
registered	(1)(2)	(3)	offering price	Registration Fee
Common Stock, par value $0.25 per share (4)	1,600,000	$65.68	$105,088,000	$7,492.77

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may become issuable under the 2010 Incentive Plan of Oceaneering International, Inc. as a result of the antidilution provisions of such Plan.

(2)	In accordance with General Instruction E to Form S-8, this Registration Statement also covers additional shares of Common Stock (not to exceed 529,500 shares) equal to the number of shares subject to outstanding awards under the 2005 Incentive Plan of Oceaneering International, Inc. (the “Prior Plan”) that may in the future be cancelled, terminated, forfeited, expire unexercised, settled for cash or exchanged for consideration that does not involve Common Stock and issued under the 2010 Incentive Plan of Oceaneering International, Inc. Effective March 19, 2010, no further awards may be made under the Prior Plan. The Registrant has previously paid a registration fee in the amount of $4,728.72 in connection with the shares issuable under the Prior Plan in connection with the original registration of such shares on Form S-8 (Registration No. 333-124947) filed on May 16, 2005.

(3)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of computing the registration fee and based upon the average of the high and low sales price of the Common Stock of the Registrant reported on the New York Stock Exchange on May 3, 2010.

(4)	Includes the associated rights to purchase preferred stock, which initially are attached to and trade with the shares of Common Stock being registered by this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     Note: The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the SEC or its staff a copy or copies of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     This Registration Statement incorporates by reference the following documents which have been filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Oceaneering International, Inc., a Delaware corporation (“Oceaneering”):
     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
     2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
     3. The description of our common stock, par value $.25 per share (“Common Stock”) contained in Oceaneering’s Registration Statement on Form 8-A, as amended.
     4. The description of the Rights to Purchase Series B Junior Participating Preferred Stock, par value $1.00 per share, contained in Oceaneering’s Registration Statement on Form 8-A, as amended.
     All documents filed by Oceaneering pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing such documents.
     Any statement contained in this Registration Statement, in an amendment to this Registration Statement or in a document incorporated by reference, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by a statement contained in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
EXPERTS
     The consolidated financial statements of Oceaneering International, Inc. at December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, appearing in Oceaneering’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Annual Report”), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report included in the Annual Report and have been incorporated in this Registration Statement by reference, and have been so incorporated upon the authority of such firm as experts in accounting and auditing.

Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Mr. Haubenreich, who is passing on the legality of the Common Stock offered hereby, as of May 5, 2010 owned approximately 47,120 shares of Common Stock (including 23,600 shares that are represented by restricted stock units credited under employee benefit plans which are subject to vesting and settlement).
Item 6. Indemnification of Directors and Officers.
Delaware General Corporation Law
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with defense or settlement of such an action and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any such action or claim, issue or matter, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action or claim, issue or matter.
Bylaws
     Article VI of Oceaneering’s amended and restated bylaws provides that Oceaneering will indemnify and hold harmless each of its directors and officers, to the fullest extent applicable law permits, from and against any and all judgments, penalties, fines (including excise taxes), amounts paid in settlement and, subject to certain limitations, expenses arising out of any claim, other than a claim brought by or on behalf of Oceaneering or a related enterprise, by reason of the fact that: (1) such person is or was a director or an officer of Oceaneering; or (2) while a director or an officer, such person served, at the request of Oceaneering, as a director, officer, manager, administrator, employee, agent or representative of a related enterprise (any person described in item 1 or 2, is referred to as an “Eligible Indemnitee”). For claims brought by or on behalf of Oceaneering or a related enterprise, Oceaneering will indemnify an Eligible Indemnitee for all expenses reasonably incurred as a result of such claim if the Eligible Indemnitee is not adjudged liable under such claim or if the court making the adjudication of liability against the Eligible Indemnitee determines that despite such an adjudication, the circumstances in the case warrant that the Eligible Indemnitee be indemnified for expenses reasonably incurred. Article VI of Oceaneering’s amended and restated bylaws also provides that Oceaneering may advance funds to an Eligible Indemnitee to cover expenses he or she incurs in defending against any action, suit or proceeding that may give rise to a right to indemnification upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Oceaneering. Oceaneering may, to the extent and in the manner applicable law permits, indemnify and advance expenses to persons other than present or former directors or officers of Oceaneering, when authorized by the Board of Directors of Oceaneering or other appropriate corporate action.
     Oceaneering has also entered into indemnification agreements with each of its directors. These indemnification agreements generally provide Oceaneering’s directors with a contractual right of indemnification to the same extent provided by Section 145 of the Delaware General Corporation Law and a contractual right to advancement of expenses consistent with the provisions of Article VI of Oceaneering’s amended and restated bylaws.

Certificate of Incorporation
     Additionally, Oceaneering’s certificate of incorporation, as amended, contains a provision that eliminates the personal liability of directors to Oceaneering or its stockholders for monetary damages for breach of the director’s fiduciary duty of care as a director. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to Oceaneering or to stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the declaration or payment of dividends in violation of Delaware law, or in respect of any transaction from which that director receives an improper personal benefit.
     Oceaneering also maintains directors’ and officers’ liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of Oceaneering.
2010 Incentive Plan
     In addition, Section 6 of Oceaneering’s 2010 Incentive Plan (the “2010 Incentive Plan”) provides that no member of the Compensation Committee of the Board of Directors of Oceaneering or officers of Oceaneering who administers the 2010 Incentive Plan shall be liable for anything done or omitted to be done by him or her in connection with the performance of duties under the 2010 Incentive Plan, except for his or her own willful misconduct or as expressly provided by statute.
     The discussion of Oceaneering’s Certificate of Incorporation, Bylaws, 2010 Incentive Plan and Section 145 of the Delaware General Corporation Law included in this Item 6 is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.
Item 7. Exemption from Registration Claimed
     Not Applicable.

Item 8. Exhibits

Exhibit Number			Description
*	4.1	—	Restated Certificate of Incorporation of Oceaneering (filed as Exhibit 3.01 to Oceaneering’s Annual Report on Form 10-K for the year ended December 31, 2000).
*	4.2	—	Certificate of Amendment to Restated Certificate of Incorporation of Oceaneering (filed as Exhibit 3.1 to Oceaneering’s Current Report on Form 8-K filed May 16, 2008).
*	4.3	—	Amended and Restated Bylaws of Oceaneering (filed as Exhibit 3.1 to Oceaneering’s Current Report on Form 8-K filed December 3, 2007).
*	4.4	—	Specimen Stock Certificate for Common Stock (filed as Exhibit 4(a) to Oceaneering’s Annual Report on Form 10-K for the year ended March 31, 1993).
*	4.5	—	Amended and Restated Shareholder Rights Agreement dated as of November 16, 2001 (filed as Exhibit 4.1 to Oceaneering’s Current Report on Form 8-K filed November 20, 2001).
	4.6	—	2010 Incentive Plan of Oceaneering International, Inc.
	5	—	Opinion of George R. Haubenreich, Jr.
	23.1	—	Consent of George R. Haubenreich, Jr. (included in Exhibit 5).
	23.2	—	Consent of Independent Registered Public Accounting Firm.
	24	—	Powers of Attorney (included on the signature page of this registration statement).

*	Incorporated by reference to the filing indicated.
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 7th day of May, 2010.

OCEANEERING INTERNATIONAL, INC.
By:	/s/ T. Jay Collins
T. Jay Collins
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints T. Jay Collins, Marvin J. Migura and George R. Haubenreich, Jr. or any of them, each with power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all pre- and post-effective amendments and supplements to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate or necessary to be done in and about the premises, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 7, 2010.

Signature	Title

/s/ T. Jay Collins T. Jay Collins	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Marvin J. Migura Marvin J. Migura	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ W. Cardon Gerner W. Cardon Gerner	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Jerold J. Desroche	Director
Jerold J. Desroche

/s/ David S. Hooker	Director
David S. Hooker

Signature	Title

/s/ John R. Huff	Director, Chairman of the Board
John R. Huff

/s/ D. Michael Hughes	Director
D. Michael Hughes

/s/ Harris J. Pappas	Director
Harris J. Pappas

EXHIBIT INDEX

Exhibit Number			Description
*	4.1	—	Restated Certificate of Incorporation of Oceaneering (filed as Exhibit 3.01 to Oceaneering’s Annual Report on Form 10-K for the year ended December 31, 2000).
*	4.2	—	Certificate of Amendment to Restated Certificate of Incorporation of Oceaneering (filed as Exhibit 3.1 to Oceaneering’s Current Report on Form 8-K filed May 16, 2008).
*	4.3	—	Amended and Restated Bylaws of Oceaneering (filed as Exhibit 3.1 to Oceaneering’s Current Report on Form 8-K filed December 3, 2007).
*	4.4	—	Specimen Stock Certificate for Common Stock (filed as Exhibit 4(a) to Oceaneering’s Annual Report on Form 10-K for the year ended March 31, 1993).
*	4.5	—	Amended and Restated Shareholder Rights Agreement dated as of November 16, 2001 (filed as Exhibit 4.1 to Oceaneering’s Current Report on Form 8-K filed November 20, 2001).
	4.6	—	2010 Incentive Plan of Oceaneering International, Inc.
	5	—	Opinion of George R. Haubenreich, Jr.
	23.1	—	Consent of George R. Haubenreich, Jr. (included in Exhibit 5).
	23.2	—	Consent of Independent Registered Public Accounting Firm.
	24	—	Powers of Attorney (included on the signature page of this registration statement).

*	Incorporated by reference to the filing indicated.